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Exhibit 10.8

FIFTH AMENDMENT TO THE
CAREER EDUCATION CORPORATION
1998 EMPLOYEE INCENTIVE COMPENSATION PLAN

        WHEREAS, Career Education Corporation (the "Corporation") has established and maintains the Career Education Corporation 1998 Employee Incentive Compensation Plan (the "Plan"), effective as of April 1, 1998, as amended on July 29, 1998, February 17, 1999, January 24, 2000 and April 5, 2002; and

        WHEREAS, the Corporation desires to further amend the Plan, to make revisions recommended by management that are designed to ensure that the terms of the Plan are in the best interests of the Corporation;

        NOW, THEREFORE, BE IT RESOLVED that, pursuant to the power and authority reserved to the Corporation by Section 13.1 of the Plan, and pursuant to the authority delegated to the Committee, the Plan be and hereby is amended, effective May 19, 2003, in the following particulars:

I.

        Section 6.3(b) is amended to read as follows:

          "(b)    Option Price.    The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Committee in its sole and absolute discretion; provided, however, that (i) the Option Price per share shall not be less than the Fair Market Value per share on the date the Option is granted and (ii) in the case of an Incentive Stock Option granted to an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), the Option Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the date the Option is granted."

II.

        The following shall be added to the Plan as Section 6.3(g):

          "(g)    Repricing.    Except for adjustments pursuant to Section 4.6, the Option Price for any outstanding Stock Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Stock Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Stock Option with a lower exercise price."

III.

        Section 8.1 is amended to read as follows:

          "8.1    General.    The Committee shall have the authority to grant Restricted Stock under the Plan at any time or from time to time, either alone or in addition to other Awards granted under the Plan. Subject to the terms of Section 8.3, the Committee shall determine the persons to whom and the time or times of which grants of Restricted Stock will be awarded, the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or business unit of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Committee shall determine, subject to the terms of Section 8.3. The provision of Restricted Stock Awards need not be the same with respect to any Participant."

IV.

        Section 8.3(c) is amended to read as follows:

          "(c)    Duration of Restriction Period.    Except as provided in Section 8.3(d) and Section 12.1(b): (i) in the case of a Restricted Stock Award which is conditioned upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or business unit of the Company or an Affiliate), the Restriction Period shall be no shorter than one year and (ii) in the case of a Restricted Stock Award which is conditioned solely upon continuous employment of the Participant with the Company or an Affiliate, the Restriction Period shall be no shorter than three years. During the mandated one year or three year Restriction Period, as applicable, the Committee may not waive the restrictions for all or any part of such Award. Following the mandated Restriction Period described above, however, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award."

V.

        Section 13.1 is amended to read as follows:

          "13.1    Amendments and Termination.    The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right, Restricted Stock Award or Deferred Stock Award theretofore granted without the Participant's consent. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement, or if the Common Stock is listed on a national securities exchange or quoted on Nasdaq, to the extent such amendment is deemed to be material by such exchange or by Nasdaq (as applicable).

          Subject to the above provisions, the Committee may amend the Plan at any time provided that (a) no amendment shall impair the rights of any Participant under any Award theretofore granted without the Participant's consent, and (b) any amendment shall be subject to the approval or rejection of the Board. The Committee may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent, reduce an Option Price or shorten a Restriction Period.

          Subject to the above provision, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval."

VI.

        Except as provided herein, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed effective as of the May 19, 2003.

CAREER EDUCATION CORPORATION
By:	/s/ JOHN M. LARSON John M. Larson President and Chief Executive Officer

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FIFTH AMENDMENT TO THE CAREER EDUCATION CORPORATION 1998 EMPLOYEE INCENTIVE COMPENSATION PLAN